FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into and effective as of January 25, 2006 (or such other date as expressly set forth herein), by and among CPI Corp., a Delaware corporation (Company) and LaSalle Bank National Association (LaSalle), as Administrative Agent, and LaSalle and each of the other lenders, as Lenders.

Recitals:

A.	Company, Administrative Agent and LaSalle are party to that certain Amended and Restated Credit Agreement dated as of November 30, 2005 (as amended, the “Loan Agreement”).

B.

As a condition to the execution and delivery of this Agreement, the Company, the Administrative Agent, and the Lenders have executed a Master Assignment and Acceptance Agreement, of even date herewith (the “Master Assignment and Acceptance Agreement”), which Master Assignment and Acceptance Agreement is effective simultaneously with the effectiveness of this Agreement, and pursuant to which the New Lender (as defined in the Master Assignment and Acceptance Agreement”) has become a Lender under the Loan Agreement.

C.	Administrative Agent, Lenders and Company have agreed to the provisions set forth herein on the terms and conditions contained herein.

Agreement

Therefore, in consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged, Company, Administrative Agent and the Lenders hereby agree as follows:

1.            Definitions.  All references to the “Agreement” or the “Loan Agreement” in the Loan Agreement and in this Agreement shall be deemed to be references to the Loan Agreement as it is amended hereby and as it may be amended, restated, extended, renewed, replaced, or otherwise modified from time to time. Capitalized terms used and not otherwise defined herein have the meanings given them in the Loan Agreement.

2.    Effectiveness of Agreement.  This Amendment shall become effective as of the date first written above, but only if this Amendment has been executed by the Company, Administrative Agent and the Lenders, and only if all of the documents listed on Exhibit A to this Amendment have been delivered and, as applicable, executed, sealed, attested, acknowledged, certified, or authenticated, each in form and substance reasonably satisfactory to Administrative Agent on or before the date first written above (unless otherwise specifically noted on Exhibit A) and the Lenders, and payment of such fees that may be owing to Administrative Agent and any Lender pursuant to any fee letter or other arrangement.

3.	Amendment.

3.1.         Agent Fee Letter.  The defined term “Agent Fee Letter” set forth in Section 1.1 of the Loan Agreement is deleted and replaced with the following:

“Agent Fee Letter means, collectively, the Fee letter dated as of November 30, 2005 between the Company and the Administrative Agent, the Fee Letter dated as of January 11, 2006 between the

Company and the Administrative Agent, and any other fee letter or similar agreement executed from time to time between the Company and the Administrative Agent.”

3.2.         Applicable Margin.  The table in the defined term “Applicable Margin” set forth in Section 1.1 of the Loan Agreement is deleted and replaced with the following:

Level	Total Funded Debt to EBITDA Ratio	LIBOR Margin Revolving Loans	Base Rate Margin Revolving Loans	LIBOR Margin Term Loans	Base Rate Margin Term Loans	Non-Use Fee Rate	L/C Fee Rate
I	Greater than or equal to 1.50 to 1.00	2.750%	0.500%	3.250%	1.000%	0.500%	2.750%
II	Less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00	2.500%	0.250%	3.000%	0.750%	0.500%	2.500%”

3.3.         First Amendment Date.  A new defined term "First Amendment Date" is added in alphabetical order to Section 1.1. of the Loan Agreement as follows:

"First Amendment Date means January 25, 2006."

3.4.         Fixed Charges.  A new defined term of “Fixed Charges” is added in alphabetical order to Section 1.1 of the Loan Agreement as follows:

“Fixed Charges means, for any period of calculation, the sum of (i) cash Interest Charges, (ii) the sum of all scheduled principal payments on long term Debt of all Loan Parties (including the Term Loan and other interest-bearing Debt and all payments on Capital Leases), (iii) all dividends and distributions (but excluding any redemption, purchase or repurchase of the Company’s Capital Securities to the extent permitted by this Agreement), and (iv) all Capital Expenditures not proceeds of the Loans, but excluding for the fiscal quarter ending the following amounts (A) fiscal quarter ending February 5, 2005, $1,150,000, (B) fiscal quarter ending April 30, 2005, $5,887,000, (C) fiscal quarter ending July 23, 2005, $6,388,000, and (D) fiscal quarter ending November 12, 2005, $4,346,000.

3.5.         Required Lenders.  The defined term “Required Lenders” set forth in Section 1.1 of the Loan Agreement is deleted and replaced with the following:

“Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 66.66666667% as determined pursuant to clause (b) of the definition of “Pro Rata Share” provided, however, if there are two Lenders, then Required Lenders shall mean both Lenders.”

3.6.         Definition of Term Loan Commitment.  The defined term “Term Loan Commitment” set forth in Section 1.1 of the Loan Agreement is deleted and replaced with the following:

“Term Loan Commitment means $25,000,000 subject to increase as provided in Section 2.1.2.1. hereof.”

3.7.         Term Loan Commitment.  Section 2.1.2 of the Loan Agreement is deleted and replaced with the following:

“2.1.2. Term Loan Commitment. Each Lender with a Term Loan Commitment agrees to make one or more loans to the Company (each such loan, a “Term Loan”) from and after the Closing Date through and including December 30, 2006, in such Lender’s Pro Rata Share of the Term Loan Commitment. The Commitments of the Lenders to make Term Loans shall expire on the First Amendment Date, subject to Section 2.1.2.1 herein. The Company and each Lender acknowledge and agree that $18,000,000 of the Term Loan Commitment was fully funded on the Closing Date and such amount is no longer available to the Company to be readvanced to the Company. Subject to the terms and conditions contained herein, $7,000,000 of the Term Loan Commitment shall be funded on the First Amendment Date and thereafter, subject to Section 2.1.2.1., the Term Loan Commitment shall be fully funded.”

3.8.         Increase in Term Loan Commitment.  A new Section 2.1.2.1. is hereby added to the Loan Agreement as follows:

“2.1.2.1. Increases in Term Loan Commitment. The Company may one time, at its option at any time on or before December 30, 2006, seek to increase the Term Loan Commitment by an aggregate amount of no less than Ten Million Dollars ($10,000,000) and no greater than Fifteen Million Dollars ($15,000,000) (resulting in maximum Term Loan Commitment of up to Forty Million Dollars ($40,000,000)) upon written notice to the Administrative Agent, which notice shall be delivered at a time when no Unmatured Event of Default or Event of Default has occurred and is continuing. The ability to request an increase in the Term Loan Commitment may be exercised only one time by the Company prior to December 30, 2006, must be closed and funded prior to December 30, 2006, and must be in an amount of no less than Ten Million Dollars ($10,000,000) and no greater than Fifteen Million Dollars ($15,000,000) and only in whole One Million Dollar ($1,000,000) increments. The Administrative Agent, subject to the consent of the Company, which shall not be unreasonably withheld or delayed, may allocate, as it determines in Administrative Agent’s sole discretion, the incremental increase in the Term Loan Commitment on either a ratable basis to the Lenders (which may be declined by any Lender in its sole discretion) or on a non pro-rata basis to one or more Lenders (which may be declined by any Lender in its sole discretion) and/or to other banks or entities reasonably acceptable to the Administrative Agent and the Company which have expressed a desire to accept the increase in the Term Loan Commitment. The Administrative Agent will then notify each existing and potentially new Lender of such revised allocations of the Term Loan Commitment, including the desired increase. No increase in the Term Loan Commitment shall become effective until each of the existing or new Lenders extending such incremental increase in its Term Loan Commitment and the Company shall have delivered to the Administrative Agent one or more documents, notes, opinions, and other agreements reasonably requested by Administrative Agent, each in form reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states, inter alia, the amount of its Term Loan Commitment increase, any such new Lender states its Term Loan Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, the Company accepts such new Term Loan Commitments, and Company certifies that no Unmatured Event of Default or Event of Default has occurred and is continuing. After giving effect to such increase in the Term Loan Commitment, all Loans and all such other credit exposure shall be held ratably by the Lenders in proportion to their respective Term Loan Commitments, as revised to accommodate the increase in the Term Loan Commitment. Upon any increase in the Term Loan Commitment pursuant to this Section, the Company shall pay Administrative Agent for the ratable benefit of only the Lenders (including any new Lender) whose Term Loan Commitments are increased an upfront commitment fee in an amount equal to the accordion feature committed to by such Lender(s), based on then-prevailing market conditions and as mutually agreed to among the Company, the Lenders whose Term Commitments are increased and the Administrative Agent. Upon any such increase, Annex A shall be deemed to be amended to reflect such increase and the Administrative Agent shall promptly deliver a copy of the revised Annex A to each Lender and the Company.”

3.9.         Term Loan Principal Payments.  Section 6.4.2 is deleted in its entirety and replaced with the following:

“6.4.2 Term Loans. The Term Loan of each Lender shall be paid in installments equal to such Lender’s Pro Rata Share of the aggregate principal amount of the installments of the Term  Loan as follows: (A) $4,167,000 payable on each of June 30, 2006 and December 31, 2006, and (B) an amount equal to twenty five percent (25%) of the outstanding principal balance of the Term Loan on January 1, 2007, payable on each of June 30, 2007, December 31, 2007, June 30, 2008 and the Term Loan Maturity Date.”

3.10.       Use of Proceeds.  Section 10.6 of the Loan Agreement is deleted in its entirety and replaced with the following:

“10.6 Use of Proceeds. Use the proceeds of the Revolving Loans, solely to pay Debt to be Repaid, for working capital purposes and general business purposes, for Capital Expenditures (including retail store expansions), other general business purposes, and to fund the purchase, the repurchase or the redemption of the Company’s Capital Stock to the extent permitted by this Agreement; use of the proceeds of the Term Loan to fund the purchase, the repurchase or the redemption of the Company’s Capital Stock to the extent permitted by this Agreement and to pay the Debt to be Repaid and if such proceeds of the Term Loan are not needed to fund the purchase, the repurchase or the redemption of the Company’s Capital Stock to the extent permitted by this Agreement then such proceeds may be used for working capital purposes and general business purposes; use of the Letters of Credit for general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.”

3.11.       Restricted Payments.  Section 11.4 of the Loan Agreement is deleted in its entirety and replaced with the following:

“11.4. Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution or pay any dividend to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Debt (but not including the Obligations), prior to its stated maturity or amortization schedule (in each case as such amortization schedule exists on the date hereof) or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary; and (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company, (A) may pay dividends or make other distributions to the holders of its Capital Stock up to an aggregate of $5,500,000 in each Fiscal Year, and (B) subject to the proviso to this clause (B), may expend to purchase, repurchase or redeem the Company’s Capital Stock (i) at any time prior to December 30, 2006, up to $35,000,000 in the aggregate, (ii) from and including January 1, 2007 through and including December 31, 2007, $15,000,000 in the aggregate, and (iii) from and including January 1, 2008 through and including December 31, 2008, $5,000,000 in the aggregate, minus with respect to each of the foregoing clauses (B)(i), (B)(ii) and (B)(iii) the amount actually expended by the Company to purchase, repurchase or redeem the Company’s Capital Stock from November 30, 2005 through and including the First Amendment Date; provided, however, the aggregate amount that the Loan Parties may expend to purchase, repurchase or redeem the Company’s Capital Stock from November 30, 2005 through and including the Term Loan Maturity Date shall not exceed $35,000,000 in the aggregate. The reference in clause (B)(i) of the foregoing sentence to “$35,000,000” and in the proviso to the foregoing sentence to “$35,000,000” shall each be increased to “$40,000,000” if and only if the Company requests an increase in the Term Loan Commitment as set forth in Section 2.1.2.1 of this Agreement and such request is committed to as set forth in Section 2.1.2.1.”

3.12.	Interest Rate Protection. A new Section 10.11 is hereby added to the Loan Agreement:

“10.11 Interest Rate Protection. The Company agrees to enter into with Administrative Agent, not later than 90 days after the date hereof, a Hedging Agreement with a term of at least three years on an ISDA standard form with a qualified counter party to hedge the interest rate with respect to not less than 50% of the principal amount of the Term Loan then outstanding, in form and substance reasonably satisfactory to the Administrative Agent.

3.13.	Debt. Section 11.1(b) is deleted in its entirety and replaced with the following:

“(b)         Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $5,000,000, provided, however, the forgoing limit shall not include a Sale Leaseback if such Sale Leaseback is consummated in an arm’s-length manner on market terms and conditions;”

3.14.       Minimum Net Worth.  The first sentence (up to the table) of Section 11.15.3 of the Loan Agreement is deleted and replaced with the following:

“11.15.3 Minimum Net Worth. The Company’s Net Worth as of the last day of each Fiscal Quarter shall not be less than the following, plus with respect to each of the following, 90% of the net proceeds of any issuance of equity or equity securities in the Company issued after November 30, 2005, minus with respect to each of the following, the aggregate amount spent by the Company to purchase, repurchase or redeem the Company’s Capital Stock since November 30, 2005 as permitted by Section 11.4 of this Agreement:”

3.15.	Fixed Charges. A new Section 11.15.5 is hereby added to the Loan Agreement as follows:

“11.15.5 Fixed Charges. Company shall cause the ratio, for Company and its Subsidiaries, of (A) the net result of (i) EBITDA minus (ii) federal, state and local income taxes paid, in each case, without duplication for the most recently ended four fiscal quarters to (B) Fixed Charges for the most recent ended four fiscal quarters, calculated as of the last day of each such fiscal quarter, to not be less 1.10 to 1.00.”

3.16.       Exhibit A.  The Exhibit A attached to the Loan Agreement is deleted and replaced with the Exhibit A attached hereto.

4.            Representations and Warranties of Company.  Company hereby represents and warrants to Administrative Agent and the Lenders as of the date hereof that (i) Company’s execution of this Agreement and each other document or agreement to be executed in connection herewith (collectively, the “Amendment Documents”) has been duly authorized by all requisite action of Company; (ii) no consents are necessary from any third parties for Company’s execution, delivery or performance of this Agreement and each of the Amendment Documents, (iii) this Agreement, the Loan Agreement, each of the Amendment Documents and each of the other Loan Documents, constitute the legal, valid and binding obligations of Company enforceable against Company in accordance with their terms, except to the extent that the enforceability thereof against Company may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors rights generally or by equity principles of general application, (iv) except as disclosed on the supplemental disclosure schedule attached hereto as Exhibit B, the disclosure schedule attached to the Loan Agreement, and as disclosed by the terms of any amendments, consents or waivers signed by Administrative Agent and the Lenders prior to the date hereof, all of the representations and warranties contained in Section 9 of the Loan Agreement are true and correct with the same force and effect as if made on and as of the date of this Agreement except to the extent such representations and warranties expressly by their terms relate only to an earlier date, (v) after giving effect to this Agreement, there is no Unmatured Event of Default or Event of Default, (vi) since February 5, 2005, there has been no event or occurrence that would reasonably be likely to give rise to a Material Adverse Effect. Company hereby further represents and warrants that it has disclosed to Administrative Agent and the Lenders all material facts and circumstances relating to the Loan Parties’ business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Loan Parties and their customers.

5.            Effect of Amendment.  The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement, any of the other Loan Documents or any existing Unmatured Event of Default or Event of Default. Each reference in the Loan Agreement to "the Agreement", "hereunder", "hereof", "herein", or words of like import, shall be read as referring to the Loan Agreement as amended by this Amendment.

6.            Reaffirmation; Waiver of Claims.  Company hereby acknowledges and confirms that as of the date hereof, (i) the Loan Agreement, the Amendment Documents and the other Loan Documents remain in full force and effect, and (ii) Company has no defenses to its obligations under the Loan Agreement, the Amendment Documents and the other Loan Documents. As of the date hereof, the Company has no claim against Administrative Agent or any Lender arising from or in connection with the Loan Agreement, this Agreement, the Amendment Documents or the other Loan Documents and any and all such claims are waived, released and discharged (the foregoing is not intended to waive any manifest errors in the Administrative Agent’s or any Lender’s records with respect to the Obligations).

7.            Governing Law.  This Agreement has been executed and delivered in Chicago, Illinois, and shall be governed by and construed under the laws of the State of Illinois without giving effect to choice or conflicts of law principles thereunder.

8.            Section Titles.  The section titles in this Agreement are for convenience of reference only and shall not be construed so as to modify any provisions of this Agreement.

9.            Counterparts; Facsimile Transmissions.  This Agreement may be executed in one or more counterparts and on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

10.          Patriot Act Notice.   Administrative Agent, each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies each Company, each Guarantor, each other Loan Party and each of their Subsidiaries that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies each Company, each Guarantor, each other Loan Party and each of their Subsidiaries, which information includes the name and address of the Company, each Guarantor, each other Loan Party and each of their Subsidiaries and other information that will allow Administrative Agent, such Lender or LaSalle, as applicable, to identify the Company, each Guarantor, each other Loan Party and each of their Subsidiaries in accordance with the Act.

11.          Fees and Expenses.  Company shall promptly pay to Administrative Agent and each Lender executing this Amendment all fees, expenses and other amounts owing to Administrative Agent under the Loan Agreement and the other Loan Documents upon demand, including, without limitation, all reasonable fees, costs and expenses incurred by Administrative Agent and such Lender in connection with the preparation, negotiation, execution, and delivery of this Amendment.

12.          Incorporation By Reference.  Administrative Agent, Lenders and Company hereby agree that all of the terms of the Loan Documents are incorporated in and made a part of this Agreement by this reference. Administrative Agent, Lenders and Company hereby agree that this Agreement and each of the Amendment Documents are “Loan Documents.”

13.	Statutory Notice - Insurance.

The following notice is given pursuant to Section 10 of the Collateral Protection Act set forth in Chapter 815 Section 180/1 of the Illinois Compiled Statutes (1996); nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

14.          Statutory Notice - Oral Commitments.  Nothing contained in the following notice shall be deemed to limit or modify the terms of the Loan Documents:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND

EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Company acknowledges that there are no other agreements between Administrative Agent, Lenders, and Company, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

{Remainder of page intentionally left blank; signature page follows}

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

CPI CORP., a Delaware corporation

By:        /s/ Gary W. Douglass

Name:    Gary W. Douglass

Title:      Treasurer

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent and as a Lender

By:        /s/ Margaret C. Dierkes

Name:    Margaret C. Dierkes

Title:      Vice President

FIFTH THIRD BANK

as a Lender

By:        /s/ Shawn D. Hagan

Name:    Shawn D. Hagan

Title:      Vice President

{Unconditional Reaffirmation of Guaranty follows}

UNCONDITIONAL REAFFIRMATION OF GUARANTY

Each of the undersigned has reviewed the First Amendment to Amended and Restated Credit Agreement, of even date herewith (as defined herein), by and among CPI Corp., a Delaware corporation (Company) and LaSalle Bank National Association (LaSalle), as Administrative Agent, and LaSalle and the other lenders, as Lenders (the “First Amendment”), and all other documents and financial statements the undersigned deems necessary relating to the Borrower. Capitalized terms used herein, but not defined herein, unless otherwise noted, shall have the meanings set forth in the First Amendment or if not defined therein, as defined in that certain Guaranty and Collateral Agreement dated as of November 30, 2005, to which the undersigned, the Company and the Administrative Agent are a party to (the Guaranty and Collateral Agreement).

Each of the undersigned acknowledges and consents to all changes set forth in the First Amendment, and agrees that all such changes are in the best interests of Company and each of the undersigned. In consideration of financial accommodations granted and which may hereafter be granted to Company by Administrative Agent and the Lenders, in consideration of Administrative Agent’s and the Lenders’ reliance on the Guaranty and Collateral Agreement and in reliance on the Guaranty Agreement dated April 15, 2005 (the April Guaranty), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned irrevocably and unconditionally reaffirms pursuant to the terms of the Guaranty and Collateral Agreement and pursuant to the terms of the April Guaranty, each of which it is a party to, its unconditional continuing guarantee of the payment and performance of all Company Obligations, and the undersigned further agrees that the validity and enforceability of the Guaranty and Collateral Agreement and the April Guaranty to which it is a party is not and shall not be affected in any way or manner by the First Amendment.

Dated: January 25, 2006

CONSUMER PROGRAMS INCORPORATED, a Missouri corporation, as a Guarantor

By     /s/ Gary W. Douglass

Name:     Gary W. Douglass

Title:     Vice President

CPI CANADIAN HOLDINGS, INC., a Delaware corporation, as a Guarantor

By:     /s/ Margaret C. Dierkes

Name:     Margaret C. Dierkes

Title:     Vice President

CPI IMAGES, L.L.C., a Missouri limited liability company, as a Guarantor

By: Consumer Programs Incorporated, its Manager

By:     /s/ Shawn D. Hagan

Name:     Shawn D. Hagan

Title:     Vice President

CPI INTERNATIONAL HOLDINGS, INC., a Delaware corporation, as a Guarantor

By:     /s/Gary W. Douglass

Name:     Gary W. Douglass

Title:     Treasurer

{end of signatures}

Exhibit A

Documents and Requirements

1.	Master Assignment and Acceptance Agreement
2.	First Amendment to Amended and Restated Credit Agreement.
3.	Unconditional Reaffirmation of Guaranty from each Guarantor (attached to First Amendment).
4.

Certificate signed by either the President or Chief Financial Officer of the Company certifying that: (i) there no outstanding Revolving Loans or Swing Line Loans as of the date of this Agreement, (ii) the Company holds at least $30,000,000 in cash balances in commercial banks or investment accounts as of the date of this Agreement, (iii) the minimum trailing twelve-month EBITDA (for the period ending January 7, 2006) was no less than $31,000,000, (iv) the ratio of funded debt to EBITDA was no more than 2.00 to 1.00, based on twelve-month EBITDA (for the period ending January 7, 2006), and (v) the Company has disclosed to Administrative Agent and the Lenders all material facts and circumstances relating to the Loan Parties’ business, assets, liabilities, properties, condition (financial or otherwise), and results of operations or prospects of the Loan Parties and their customers..

5.	Amended and Restated Note of $35,000,000 payable to LaSalle Bank National Association.
6.	Note of $15,000,000 payable to Fifth Third Bank.
7.	Disbursement Letter regarding funding of the remaining $7,000,000 of the Term Loan.
8.	First Amendment to Deed of Trust for the St Louis, Missouri real estate.
9.	First Amendment to Mortgage for the Thomaston, Connecticut real estate.
10.	Dated down endorsement to St Louis, Missouri real estate.
11.	Dated down endorsement to Thomaston, Connecticut real estate.
12.	Gap Indemnity to Chicago Title re: St Louis, Missouri real estate
13.	Gap Indemnity to Chicago Title re: Thomaston, Connecticut real estate
14.	Legal Opinion of Borrower’s outside counsel McDermott Will & Emery as to such matters as may be required by the Administrative Agent.
15.	Legal Opinion of Borrower’s outside counsel Husch & Eppenberger LLC as to such matters as may be required by the Administrative Agent.
16.	Copies of Audited consolidated financial statements for the Company and its subsidiaries for the fiscal years ending February 1, 2003, February 7, 2004 and February 5, 2005.
17.

(i) Copies of unaudited interim consolidated financial statements for the Company and its subsidiaries for each fiscal month and quarterly period ended after February 5, 2005, (ii) copies of internal management reports with financial statements for the eleven month sales periods ending January 8, 2005 and January 7, 2006, respectively, and (iii) copies of such other financial information as may be reasonably requested by Administrative Agent, including average invoice per sitting and number of sittings.

18.

Copies of projections (projected income statements, balance sheets and cash flow statements prepared by the Company) for such periods as may be reasonably requested by the Administrative Agent after giving effect to the transactions contemplated by this Agreement and the use of proceeds therefrom.

19.

The Administrative Agent shall be satisfied that, since February 5, 2005, there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Loan Parties as well as their customers.

20.

The Administrative Agent shall have received such other documents, agreements, certificates and opinions to be executed or delivered, or relating to the transactions contemplated, on or prior to the closing date as the Administrative Agent or the Lenders may request.

21.	Secretary’s Certificate certifying the Borrower’s Resolutions authorizing the execution, delivery and performance of First Amendment to Amended and Restated Credit Agreement and the Notes.
22.	Secretary’s Certificate certifying Consumer Programs Incorporated’s Resolutions authorizing the execution, delivery and performance of Unconditional Reaffirmation of Guaranty.
23.	Secretary’s Certificate certifying CPI Canadian Holdings, Inc.’s Resolutions authorizing the execution, delivery and performance of Unconditional Reaffirmation of Guaranty.
24.	Secretary’s Certificate certifying CPI Images, L.L.C.’s Resolutions authorizing the execution, delivery and performance of Unconditional Reaffirmation of Guaranty.
25.	Secretary’s Certificate certifying CPI International Holdings, Inc.’s Resolutions authorizing the execution, delivery and performance of Unconditional Reaffirmation of Guaranty.

Exhibit B

Disclosure Schedule

The Disclosure Schedule is revised as follows:

ANNEX A

LENDERS AND PRO RATA SHARES

1.1.1.1.1. Lender	Term Commitment Amount	Revolving Commitment Amount	Pro Rate Share/
LaSalle Bank National Association	$17,500,000	$17,500,000**/	70.000000000%
Fifth Third Bank.	$7,500,000	$7,500,000	30.000000000%
TOTALS	$25,000,000	$25,000,000	100.000000000%

**/          Revolving Commitment Amount reduces as set forth in the Credit Agreement. Includes Swing Line Commitment Amount of $5,000,000